SEPARATION AGREEMENT AND RELEASE


         This Separation Agreement and Release (the "Agreement") is entered into by and between Datakey, Inc. (the "Company") and John H. Underwood ("Employee") effective as of January 1, 1997.


                                    RECITALS

         John H. Underwood has been an officer, director and employee of the Company since 1983. In December 1996, Employee resigned as the Chief Executive Officer of the Company and continued as an employee of the Company through December 31, 1996. In consideration of his covenants hereunder and his release of claims set forth hereunder, the Company has made provisions for certain payments and other benefits to be paid to Employee.


                                    AGREEMENT

         NOW THEREFORE, the parties agree as follows:

         1. Company. Company, as used herein, means Datakey, Inc., its successors and assigns, its subsidiaries, and its present and former directors, officers, shareholders, employees, and agents, whether in their individual or official capacities.

         2. Employee. Employee, as used herein, means John H. Underwood and anyone who has or obtains legal rights or claims through him.

         3. Resignation. On or about December 1, 1996, Employee resigned as the Chief Executive Officer of the Company. He continued as a non-officer employee of the Company until December 31, 1996, at which time he resigned as an employee. Employee will continue as a director of the Company at his discretion until the next annual meeting of the Company's shareholders or until his successor has been elected.

         4.       Agreement Not to Compete.

                  (a) Restrictive Covenant. Employee agrees that until December 31, 1998, he shall not, directly or indirectly, engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, directors, stockholder, employee, member of any association, or otherwise) in any phase of the business which the Company is currently conducting or as part of its business plan intends to conduct.

                  (b) Equitable Remedies. The monthly severance payments to be made to Employee through December of 1998 as set forth in Section 5(a)


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         below are in part in  consideration  for  Employee's  agreement  not to compete. If Employee violates his agreement not to compete, the Company shall have the right to terminate his monthly payment and seek injunctive relief prohibiting Employee from competing against the Company.

                  (c) Geographic Extent of Covenant. The obligations of Employee not to compete shall apply to the entire United States.

                  (d) Indirect Competition. Employee further agrees that through December, 1998, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of Section 4(a) if such activity were carried out by Employee, either directly or indirectly; and in particular Employee agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

                  (e) Non-Solicitation. Employee further agrees that through December 31, 1998, he will not solicit or encourage employees of the Company to terminate their employment with the Company or contact or in any way interfere or attempt to interfere with the Company's relationship with any current or potential customers of Datakey.

                  (f) Construction of Agreement Not to Compete. To the extent any provision of this Section 4 shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Section 4 shall be unaffected and shall continue in full force and effect. In furtherance to and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Section 4 be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Section 4 be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.

         5.       Benefits.

                  (a) Through December 31, 1998, Employee shall continue to receive on a monthly basis, in accordance with Datakey's current payroll practices, an amount of severance equal to his monthly base salary in effect on December 31, 1996.

                  (b) The Company will continue to provide to Employee access to medical and health coverage, under its plans as they currently exist or may hereafter be amended, at Company subsidized rates during the twenty-four month severance pay period. Thereafter, Employee and his covered dependents will be entitled to elect to continue coverage under

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         COBRA to the extent it is  available.  Coverage by the Company or under
         COBRA will end on the earlier of Employee's obtaining new employment which gives him the ability to provide medical and health insurance coverage for himself and his family through his new employer, or the failure to pay any premium when due.

                  (c) The Company will expend up to $6,000 to be applied only to actual outplacement counseling of Employee's choice.

                  (d) Unpaid vacation benefits, if any, will be paid to Employee on or about January 15, 1997.

                  (b) Effective as of January 1, 1997 Employee's vested account balance under the Company's 401(k) Plan and Trust shall be distributed to Employee or at his direction, pursuant to the terms of the 401(k) Plan and Employee's election thereunder.

         6. Stock Options. Employee has been granted the following stock options: (i) 25,000 shares at an exercise price of $3.625 per share which expires on April 30, 2005 and which is vested at 16,600 shares; and (ii) 75,000 shares at an exercise price of $5.75 per share which expires on January 12, 2002 and which is fully vested. After the termination of Employee's employment on December 31, 1996, Employee will have until February 28, 1999, to exercise his two stock options.

         7. Release of Employment Claims. Employee hereby releases and forever discharges the Company of and from any and all actions or causes of action, suits, debts, claims, complaints, contracts (expressed or implied), controversies, agreements, promises, damages, claims for attorneys' fees, judgments, costs, disbursements, severance, compensation, vacation pay and other benefits (except as specifically provided for in this Agreement), known or unknown, in law or equity, Employee ever had, now has, or shall have as of the date of this Agreement relating in any manner to Employee's employment with and/or resignation as an officer, director or employee of the Company, including, but not limited to, any alleged violation of any federal, state, or local law, regulation or ordinance prohibiting discrimination or other unlawful activity on the basis of race, color, creed, marital status, sex, age, religion, national origin, sexual orientation, sexual harassment, disability, or any other basis (whether arising under Title VII of the Civil Rights Act, 42 U.S.C. ss. 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., the Americans With Disabilities Act, 42 U.S.C. ss. 12101 et seq., the Minnesota Human Rights act, Minn. Stat. ss. 363.01 et seq., or elsewhere), or any alleged obligation created by statute or by common law contract or tort theory. Employee releases and discharges Company not only from any and all claims that he could make on his own behalf, but also those that may or could be brought by any other person or organization on his behalf. Employee affirms that as a current or former employee he has not caused or permitted to be filed any charge, complaint, or action against Company and agrees that he will not cause or permit to be filed any charge, complaint, or action and that he will not participate with any other party in the filing of any charge, complaint or action on the basis of his employee status.

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         8. Notification of Rights Pursuant to the Federal Age Discrimination in
Employment Act (29 U.S.C. ss.ss. 621-634) and Minnesota Human Rights Act (Minn. Stat. Ch. 363). Employee agrees that he is hereby notified that the federal Age Discrimination in Employment Act provides that he is entitled to wait 21 days to sign this Agreement. The 21-day period shall begin the day following the day on which Employee receives the Agreement. Employee acknowledges that the purpose of the 21-day period is to provide Employee adequate time to consider whether the terms of this Agreement are acceptable to him. Employee is also hereby notified of his right to rescind his release of claims arising under the Federal Age Discrimination in Employment Act within 7 calendar days of his signing of this Agreement. Employee is further notified of his right to rescind his release of claims arising under the Minnesota Human Rights Act within 15 calendar days of his signing of this Agreement. In order to be effective, Employee's rescission must be in writing and delivered by hand or mail to Gary Holland, Datakey, Inc., 407 West Travelers Trail, Burnsville, MN 55337-2554. If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Gary Holland as set forth above, and sent by certified mail, return receipt requested. Employee understands that if he rescinds his release of claims as provided for in this paragraph, Employee will not receive, and will have to return to Company, all benefits and payments provided for in this Agreement.

         9. Confidentiality. The parties agree specifically that the contents and terms of this Agreement shall remain confidential except as required by applicable law or regulation (including of the Securities and Exchange Commission or of the Nasdaq National Market). However, Employee shall be entitled to discuss the matters contained herein with his legal and financial advisors and his immediate family, provided they also agree to keep this Agreement confidential. Provided further that Company shall be entitled to discuss the matters contained herein with its legal and financial advisers and its management employees on a need to know basis.

         10. Non-Disparagement. Each party agrees not to disparage in any manner the other party. Any such disparagement will be grounds for rescission of this Agreement.

         11. Corporate Information. Employee agrees that he will not remove any proprietary corporate information from the Company's offices, including the office he occupied. The determination of what information is proprietary will be in the discretion of the Company. Subject to the foregoing, corporate information shall include, but not be limited to, sales plans, customer information, employee information, business correspondence and any other information which is related to Datakey, Inc. or its subsidiaries or their businesses. All personal property of the Employee, property which is not owned by or is not proprietary or confidential to the Company, will be returned to Employee.

         12. Assignment. The obligations of Employee under this Agreement may not be assigned by Employee. However, in the event of Employee's mental or physical disability, incapacitation or death, all remaining payments shall continue to be made to Employee's spouse, or in the event of the death of the


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Employee's spouse, the payments will be made to Employee's estate. The Company's rights and obligations under this Agreement will inure to the benefit and be binding upon the Company's successors and assignees.

         13. Severability. If a court rules that any part of this Agreement is not enforceable, that part may be modified by the court to make it enforceable. The parties expressly agree that the restrictions contained in Section 4 are reasonable and should be enforced to the maximum extent and scope possible.

         14. Governing Law. Any disputes arising under this Agreement shall be governed by the laws of the State of Minnesota.

         15. Acknowledgment of Reading and Understanding; Consultation with Counsel; Period to Consider Agreement. Employee, by signing this Agreement, acknowledges and agrees that he has carefully read and understood all provisions of this Agreement and that he has entered into this Agreement knowingly and voluntarily. Employee further acknowledges that he has consulted with counsel before signing this Agreement. Employee also acknowledges that Company informed him that he has 21 days from the receipt of this Agreement to consider whether its terms are acceptable to him and that he has had the benefit of the 21-day period. Employee acknowledges and agrees that he has not relied on any representations or statements by Company, whether oral or written, other than the express statements of this Agreement, in executing this Agreement.

         16. Full Agreement. This Agreement contains the full agreement of the parties and may not be modified, altered, or changed in any way except by written agreement signed by both parties. Except as expressly stated in this Agreement, the parties agree that this Agreement supersedes and terminates any and all oral and written prior agreements and understandings between the parties.

                                            DATAKEY, INC.



Dated: January 27, 1997                     By /s/ Gary R. Holland
                                            Gary Holland
                                            Chairman of the Board of Directors

Dated: February 27, 1997                    /s/ John H. Underwood
                                            John H. Underwood


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